Exhibit 5(a)

[LETTERHEAD OF NW NATURAL]

April 6, 2005

Northwest Natural Gas Company

One Pacific Square

220 N. W. Second Avenue

Portland, Oregon 97209

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-3 (“Registration Statement”) to be filed by Northwest Natural Gas Company (the “Company”) on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), contemplating the sale by the Company of up to 750,000 additional shares of its Common Stock (“Stock”) and the Common Share Purchase Rights appurtenant thereto (“Rights”) pursuant to its Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”), I have acted as counsel and reviewed such documents as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

Based on the following, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing under the laws of the State of Oregon and is qualified to do business in the State of Washington.

2. All of the presently issued and outstanding shares of Stock have been validly issued and are fully paid and non-assessable.

3. All of the presently issued and outstanding Rights have been validly issued and are binding obligations of the Company.

4. To the extent that the Company shall issue authorized but unissued shares of Stock and Rights appurtenant thereto for sale pursuant to the Plan, when issued and delivered as contemplated in the Registration Statement for the consideration contemplated in the Registration Statement, such Stock will be legally issued, fully paid and non-assessable and the Rights appurtenant to such Stock will be legally issued and binding obligations of the Company.

For purposes of the opinions set forth in paragraph 4 above, I have assumed that the Stock will be issued in compliance with an appropriate order or orders of the Public Utility Commission of Oregon and the Washington Utilities and Transportation Commission.

For purposes of the opinions set forth in paragraph 2 above, I have assumed that with respect to the valid issuance of all shares of Stock issued under plans established for the benefit of executive officers and other employees or of outside directors, of whatever kind and nature, or under plans established for the benefit of shareholders such as dividend reinvestment and stock purchase plans, the certificates for such Stock have been duly countersigned and registered by a transfer agent and registrar and that, upon the issuance of such Stock, the Company received the full consideration therefor authorized by the Company’s Board of Directors.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such references to me as may be made in such Registration Statement. In giving the foregoing consent, I do not thereby admit that I belong to the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ C.J. Rue
C.J. Rue
Secretary

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